EXHIBIT 99.1

Contact:

Corinthian Colleges, Inc. Dennis Beal, EVP/CFO, Ext. 432 Diane Donohue, Director, IR/PR, Ext. 359 714.427.3000

Cecilia Wilkinson/Rosemary Moothart Pondel Wilkinson Inc. 323.866.6060

CORINTHIAN COLLEGES SETS THIRD FISCAL QUARTER RECORDS
FOR REVENUES, OPERATING AND NET INCOME

Revenues Rise 60%, Driven by Total Student Population Increase of 53% and an
Increase in Total Student Starts of 68%

Santa Ana, CA, April 28, 2004 – Driven by a 52.7% increase in student population, Corinthian Colleges, Inc. (NASDAQ:COCO) today reported third fiscal quarter records in revenues, student population, student starts, operating profits, net income and earnings per share for the three months ended March 31, 2004.

Total student population rose to a record 66,239 at March 31, 2004, an increase of 52.7% compared with 43,387 students at March 31, 2003. Same school student population grew by 16.6% over the third fiscal quarter last year. Total student starts increased 67.6% for the quarter and increased 56.9% for the year-to-date period. Same school starts increased 21.8% for the quarter and 18.0% for the nine months year-to-date.

Revenues for the fiscal 2004 third quarter rose 60.3% to a record $217.3 million, compared with revenues of $135.5 million posted in the third quarter of last year. For the nine-month period, revenues increased 55.2% to $587.1 million, up from $378.4 million for the comparable period last year. Same school revenues in the third quarter rose 26.0% over the third quarter of last year.

Core growth in revenues equaled 31.0% for the fiscal 2004 third quarter, comparing favorably with 27.4% growth for the fiscal 2004 second quarter and surpassing the company’s stated objective of increasing revenues between 20% to 25% year-over-year without acquisitions. Corinthian defines core growth in revenues as the increase in revenues, including revenues from branches opened in the last four full quarters, but excluding revenues attributable to colleges acquired within the last four full quarters.

(more)

Corinthian Colleges, Inc.
2-2-2

Net income for the third quarter advanced 17.8% to $21.2 million, up from $18.0 million in the third quarter a year ago. Net income for the first nine months of fiscal 2004 rose 30.5% to $62.6 million, compared with $47.9 million for the same period last year. Net income for the third quarter and nine months year-to-date reflects the impact of a previously disclosed impairment charge of approximately $3.2 million ($1.9 million net of tax, or $0.02 per diluted share) related to the company’s plan to close its two LTU continuing education centers in California.

On a diluted per share basis, fiscal 2004 third quarter net income totaled $0.23 (including the previously disclosed impairment charge of $0.02 per diluted share related to LTU) and compares with $0.20 in the third quarter a year ago. For the nine-month period, diluted earnings per share rose to $0.67 (including the impairment charge of $0.02 per diluted share related to LTU) from $0.52 for the first nine months of last year. The weighted average number of shares outstanding and all per share calculations reflect the company’s two-for-one stock split effected in the form of a stock dividend and paid March 23, 2004. The weighted average number of diluted shares outstanding for the 2004 third quarter was 94.3 million, compared with 92.0 million for the same period in fiscal 2003.

David G. Moore, chairman and chief executive officer, said, “Strong student population gains in both traditional classroom programs and through online courses, an accelerated branch campus opening program, and on-target integration of acquisitions completed in August 2003 continued to drive Corinthian’s record results. Our achievements in the quarter and the significant progress we have made in integrating the acquired campuses, while remaining focused on providing high-quality, career-oriented education to our more than 66,000 students, clearly demonstrates the talent and dedication throughout the entire Corinthian organization. We are confident that the streamlining we have announced for LTU will better align those continuing education and special interest programs with the education mission and profit objectives of the company.”

Income from operations for the fiscal 2004 third quarter increased approximately 17.9% to $35.6 million (including the previously disclosed impairment charge of LTU intangible assets of approximately $3.2 million) compared with $30.1 million for the same period of fiscal 2003. Income from operations for the first nine months of fiscal 2004 rose 31.1% to $105.3 million (including the impairment charge of LTU intangible assets of approximately $3.2 million), compared with income from operations of $80.3 million for the first nine months of fiscal 2003.

Corinthian Colleges, Inc.
3-3-3

Operating margin for the third quarter of fiscal 2004 equaled 16.4% (including the impairment charge at LTU, which decreased operating margin by 1.5% of revenue in the third quarter), compared with 22.2% in the same period last year, reflecting the effect of lower operating margins at the 71 campuses acquired in August 2003. For the nine months year-to-date, operating margin was 17.9%, compared with 21.2% in the first nine months of fiscal 2003. Bad debt expense, as a percent of revenue, was 3.5% for the third quarter and 3.7% year-to-date.

“Improving operating margins is a focus of management,” noted Moore. “As our integration efforts with the acquired campuses proceed as planned, with CDI reporting an impressive 83% increase in student starts in the third quarter of fiscal 2004 when compared with the same period last year, and as curricula adoptions further leverage our extensive program offerings, we expect to realize greater benefits of efficiency and scale. At the same time, we continue to grow organically through new branch campus openings.”

“During the third fiscal quarter, Corinthian continued to build for the future through branch openings and program adoptions,” added Moore. “We opened four new campuses in the quarter, and plan to open three additional ones during our fourth fiscal quarter, which brings to 10 the number of new branch campuses we expect to open during fiscal 2004. This figure tops our previous estimate of nine new branch campuses planned for fiscal 2004 and our original estimate of six to eight new branch campuses. Further, during the third quarter 26 new programs were adopted, bringing our fiscal year-to-date total to 101 (43 in the U.S. and 58 in Canada) and surpassing our original goal. We expect to adopt approximately 50 more programs in the fourth quarter of this fiscal year.”

Additional Performance Indicators

Exclusively online student population at Corinthian’s FMU Online grew to 1,610 students at March 31, 2004, up 364% from the 347 exclusively online students at the same time last year. This compares favorably with 1,155 exclusively online students in the fiscal 2004 second quarter. Total online course registrations for the quarter ended March 31, 2004 increased to a record 11,536, up 57.0% from 7,349 online course registrations a year ago. Corinthian currently offers a total of 173 courses online and nine exclusively online accredited degrees.

Moore further commented on Corinthian’s distance learning initiatives: “The popularity of our online courses continues to accelerate, and we are investing aggressively in resources to assure a

Corinthian Colleges, Inc.
4-4-4

structure for FMU Online that serves demand now and well into the future. Over the past year the FMU Online staff has grown more than ten-fold.”

Business Outlook

The following statements are based on Corinthian’s current expectations. These statements are forward looking, and actual results may differ materially as a result of factors more specifically referenced below. Statements of expected results of operations include the anticipated opening of ten new branch campuses in fiscal 2004 (seven of which have already opened), and the expected results of all previously completed acquisitions. Except as otherwise specifically noted, these expectations are for the fiscal year ending June 30, 2004 (fiscal 2004).

•	While Corinthian expects to sustain revenue growth over the next several years in the 20% to 25% range without additional acquisitions, the company believes revenues for fiscal 2004 will grow between 56% and 57% over fiscal 2003;

•	Corinthian expects operating profits, as a percent of revenue, to be approximately 18.2% for the 2004 fiscal year, reflecting the lower operating margins from the campuses acquired in August 2003. Additionally, operating margins reflect the LTU impairment charge recorded in the third quarter of fiscal 2004, and the expected teach out costs and closure of two LTU facilities that will be incurred during the fourth quarter of fiscal 2004. Investments will continue in marketing, admissions and school operations in the acquired campuses throughout the fourth quarter of the fiscal year, with improvements in operating margins anticipated at the acquired companies;

•	The company believes its annual effective tax rate will be approximately 40% of pre-tax income;

•	Based on current trends, including our expected continued investment in the acquired campuses, the new branch campus openings and the previously disclosed impairment charge recorded in the third quarter and related expected facility closure charges expected to be taken in the fourth quarter, as well as LTU losses expected in the fourth quarter from teaching out its remaining students prior to the facility closings, Corinthian expects earnings per diluted common share for

Corinthian Colleges, Inc.
5-5-5

the fourth quarter of fiscal 2004, ending on June 30, 2004, to be approximately $0.27, and for the full fiscal year ending June 30, 2004 to be approximately $0.94;

•	For the fiscal year ending on June 30, 2005 (fiscal 2005), the company currently expects revenues to grow approximately 25% over fiscal 2004 and the anticipated growth in quarter and annual revenues for fiscal 2005 to be influenced by the timing of acquisitions, branch campus openings and curricula adoptions;

•	For fiscal 2005, the company currently expects its effective income tax rate to be approximately 40% of pre-tax income; and

•	For fiscal 2005, the company currently expects earnings per diluted share to be approximately $1.28.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, and serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today’s increasingly demanding workplace. Corinthian’s colleges offer master’s, bachelor’s and associate’s degrees and diploma programs in a variety of fields, with a concentration on careers in healthcare, business, criminal justice and technology. Excluding the two LTU continuing education centers expected to close in the fourth quarter of fiscal 2004 that will end June 30, 2004, Corinthian operates 87 colleges in 21 states in the U.S., and 46 colleges and 15 corporate training centers in seven Canadian provinces.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the company’s discussion of (i) its expectations regarding growth strategies and objectives, (ii) expected future investments in FMU Online, (iii) the planned opening of new branch campuses, (iv) expected program adoptions, and (v) the statements under the heading “Business Outlook.” Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including general changes in the economic climate in the U.S. and Canada, potential difficulties in integrating and operating acquired campuses, construction delays for new branch campuses, possible failure or inability to attain regulatory consents for branch campuses, potential increased competition, possible changes in student perception, changes in demand for curricula offered by the company, potential higher average costs to offer new curricula, the company’s effectiveness in reducing expenses as a percentage of revenues, the effectiveness of the company’s advertising and promotional efforts, and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

(Tables Follow)

Corinthian Colleges, Inc.
6-6-6

Corinthian Colleges, Inc.
(In thousands, except per share data)

Consolidated Statements of Income	For the three months		For the nine months
(Unaudited):	ended March 31,		ended March 31,
	2004	2003	2004	2003
Net revenues	$217,331	$135,548	$587,142	$378,364
Operating expenses:
Educational services	110,346	63,665	298,862	181,844
General and administrative	19,328	13,093	50,938	37,913
Marketing and advertising	48,945	28,642	128,868	78,273
Impairment charge	3,154	—	3,154	—

Total operating expenses	181,773	105,400	481,822	298,030

Income from operations	35,558	30,148	105,320	80,334
Interest (income)	(383)	(349)	(1,005)	(893)
Interest expense	852	338	2,221	1,089
Other (income) expense	(105)	(8)	(143)	(8)
Minority interest in income (loss) of subsidiary	—	—	(43)	—

Income before provision for income taxes	35,194	30,167	104,290	80,146
Provision for income taxes	13,947	12,127	41,723	32,219

Net income	$21,247	$18,040	$62,567	$47,927

Income per common share:
Basic	$0.24	$0.21	$0.70	$0.55
Diluted	$0.23	$0.20	$0.67	$0.52
Weighted average number of common shares outstanding:
Basic	89,883	87,306	88,868	86,704
Diluted	94,321	92,032	93,935	91,752

Selected Balance Sheet Data (Unaudited):

	March 31,	June 30,
	2004	2003
Cash, restricted cash, and marketable securities	$58,995	$39,808
Receivables, net (including long-term notes receivable)	58,243	38,994
Current assets	153,946	108,695
Total assets	524,260	329,398
Current liabilities	111,399	66,657
Long-term debt (including current portion)	61,124	14,266
Total liabilities	187,954	95,057
Total stockholders’ equity	336,306	234,341